UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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CITI TRENDS, INC.
(Name of Registrant as Specified in Its Charter)

MACELLUM ADVISORS GP, LLC MACELLUM SPV III, LP MACELLUM CAPITAL MANAGEMENT, LLC MACELLUM MANAGEMENT, LP MCM MANAGEMENT, LLC MCM MANAGERS, LLC JONATHAN DUSKIN PAUL METCALF
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Macellum Advisors GP, LLC, together with its affiliates (collectively, “Macellum”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of its slate of highly-qualified director nominees to the Board of Directors of Citi Trends, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 10, 2017, Macellum issued the following press release and open letter to stockholders:

MACELLUM MAILS DEFINITIVE PROXY STATEMENT AND LETTER TO STOCKHOLDERS OF CITI TRENDS, INC.

Believes Board’s Repeated Failure to Recruit and Retain a Qualified CEO and Lack of Succession Planning Highlights the Need for a Reconstituted Board

Expresses Serious Concerns with Prolonged Stock Price and Operating Underperformance

Urges Stockholders to Vote the WHITE Proxy Card to Elect Macellum’s Two Highly Qualified Stockholder Representatives to the Citi Trends Board

New York, New York (April 10, 2017) -- Macellum SPV III, LP, Macellum Advisors GP, LLC, and certain of their affiliates (collectively, “Macellum”), a large stockholder of Citi Trends, Inc. (NASDAQ: CTRN) (the “Company” or “Citi Trends”), announced that it has mailed its definitive proxy statement and accompanying WHITE proxy card to elect its two highly qualified nominees — Jonathan Duskin and Paul Metcalf — to the Company’s Board of Directors at the Company’s upcoming annual meeting of stockholders scheduled to be held on May 24, 2017. Macellum also announced that it mailed a letter to stockholders expressing its belief that the Board should not be allowed to complete its fourth search for a new CEO in eight years without refreshing its members with new independent directors that are committed to acting in the best interests of stockholders.

In the stockholder letter, Macellum highlights the need to hold the current Board, under the leadership of Executive Chairman R. Edward Anderson, accountable for the significant deterioration in stock price and operating results and disruptive CEO turnover since he became Chairman in 2006. Macellum notes that the Company’s stock price has declined 67% since Mr. Anderson’s appointment to Chairman in May 2006 until March 8, 2017, one trading day prior to Macellum’s public announcement that it nominated directors for election at the annual meeting.

In the letter, Macellum also expresses its concerns that the Board’s long tenure has compromised its independence, resulting in a lack of alignment of interests with all stockholders, and outlines certain efforts its nominees will pursue to improve Citi Trends’ merchandising strategy, drive higher sales margins and EBITDA, accretively allocate capital and explore all strategic alternatives to maximize the value of the stock for the benefit of all stockholders.

The full letter can be found at the link here: Macellum Letter to Citi Trends Stockholders

Macellum has launched a website, www.fixcititrends.com, dedicated to the election of its two highly qualified stockholder representatives, which contains Macellum’s other publicly filed investor materials, including its prior open letter to stockholders dated March 9, 2017. The website also contains the draft settlement agreement prepared by the Company and delivered to Macellum, which demonstrates how the Board refused to commit to (and would only consider) the appointment of new directors to the Board and was unwilling to consider the resignation of even one incumbent director or the appointment of a direct stockholder representative to the Board.

If you have any questions or need assistance in voting the Macellum’s WHITE proxy card, please contact Macellum’s proxy solicitor Saratoga Proxy Consulting LLC at the address or phone number below.

Investor Contact:

Jonathan Duskin

Macellum Capital Management, LLC

(212)-956-3008

Jduskin@macellumcap.com

John Ferguson

Saratoga Proxy Consulting LLC

(212) 257-1311 or (888) 368-0379

Info@saratogaproxy.com

The full text of the letter found at the link above is as follows:

April 6, 2017

Dear Fellow Stockholders:

IT’S TIME TO REPLACE CHAIRMAN, R. EDWARD ANDERSON

VOTE THE WHITE PROXY CARD TODAY

We are concerned stockholders of Citi Trend, Inc. (“Citi Trends” or the “Company”) who believe immediate change is needed on the Board of Directors of the Company (the “Board”). Collectively, Macellum SPV III, LP and certain of its affiliates (collectively, “Macellum” or “we”) beneficially own approximately 3.9% of the outstanding common stock of Citi Trends. We invested in Citi Trends because we believe the shares are undervalued and there are opportunities for the Company to improve merchandising, operating efficiency, and capital allocation to unlock this value if the Board is reconstituted with new, independent directors that possess the right mix of skills, industry experience and commitment to stockholder interests that we believe is lacking on the Board today.

We believe that the current Board has presided over a significant deterioration in stock price and operating results, has failed to adequately represent the interests of all Citi Trends stockholders, and has failed in one of its most fundamental duties – to recruit, oversee, retain and compensate its CEO, while simultaneously planning for its next chief executive. The recent and sudden departure of CEO, Mr. Jason T. Mazzola, which comes only a few years after the Board hastily promoted an ill-suited candidate to CEO in 2009, underscores the failure of this Board. Under the leadership of Chairman R. Edward Anderson, Citi Trends has now failed its stockholders in one of its most important roles – twice!

We do not believe Citi Trends stockholders can afford to let this misaligned and entrenched Board, led by Chairman Anderson, complete its fourth search for a new CEO in eight years without refreshing its members with new, truly independent directors that are committed to acting in the best interests of all stockholders. We believe the most effective way to create stockholder value at Citi Trends is by electing our two (2) highly qualified nominees – Jonathan Duskin and Paul Metcalf – to the Board at the Company’s upcoming 2017 Annual Meeting of Stockholders scheduled to be held on May 24, 2017 (the “Annual Meeting”) in opposition to incumbent directors R. Edward Anderson and Lawrence E. Hyatt, who have served on the Board for 16 and 11 years, respectively. Each of our nominees has significant experience improving companies’ long-term value and are committed to increasing the stock price of Citi Trends.

Please vote the enclosed WHITE proxy card or voting form Today to elect our two director nominees at the upcoming Annual Meeting.

99 Hudson Street ▪ 5th Floor ▪ New York, NY 10013

The Current Board, Under the Helm of Chairman Anderson, Must Be Held Accountable for the Significant Destruction of Stockholder Value, Material Deterioration in Operating Performance, and Disruptive CEO Turnover

Poor Stock Performance – Since Mr. Anderson became Chairman of the Board in May 2006, the Company’s stock price has declined 67% as of March 8, 2017, one trading day prior to our public announcement that we nominated directors for election at the Annual Meeting. The Company’s stock price has also significantly underperformed the S&P 500 Retailing Index, the S&P 500 Index, the Russell 2000 Index and comparable companies Burlington Stores, Inc. (BULR), The TJX Companies Inc. (TJX) and Ross Stores Inc. (ROST) over the same period.

Stock Price Performance1

 Source: Bloomberg Finance L.P.

1 Stock prices as of 3/8/17, one trading day prior to our public announcement of nominating nominees.

2 S&P 500 Retailing Index was formed on 6/30/06. Citi Trends performance over a similar time was -58%.

Poor Operating Results – The current Board has overseen a material deterioration in all important operating metrics. Sales productivity and EBIT margins have declined 23% and 487 basis points, respectively, since 2006. EBITDA has also declined 461 basis points since 2006. We believe changes in the Company’s merchandise strategy since 2006, such as a change in the amount of brands sold, amount of in-season close-out product purchased, the amount of choices of female apparel the Company offers, amount and type of pack-away product purchased, and the amount of out-of-season “planned program” products purchased, as well as management turnover and a lack of merchandising experience on the Board, has confused the Company’s key customers, resulting in significant sales declines and poor operating results.

Sales Productivity and Operating Margins

 Source: Bloomberg Finance L.P.; Company public filings; Macellum estimates.

3 Adjusted for 53 weeks.

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Failure to Recruit and Retain Effective Leadership – The recent departure of Mr. Mazzola as CEO highlights the Board’s failure to recruit and retain effective leadership of the Company. We believed that if Mr. Mazzola had the proper support, resources and guidance from the Board he could have succeeded. Instead, Mr. Mazzola left the Company to be the Chief Merchant at private competitor, Gabriel Brothers, Inc. Why would Mr. Mazzola give up a CEO role of a publicly traded company to be the Chief Merchant for a 64 store, privately held, chain? Could it be due to his frustration with the Board and Mr. Anderson in particular?

The Board’s poor leadership in this key function was also apparent in the previous CEO hired, R. David Alexander. Mr. Alexander was initially hired as President and COO in December 2008. Neither his past experience nor his role as President and COO ever involved merchandising. Yet, he was hastily promoted to CEO in April 2009 after just four months of being with the Company. His lack of merchandising experience proved disastrous. Over the three years he was CEO, Adjusted EBITDA declined 71% from $45.8 million in the trailing twelve months prior to his promotion as CEO in April 2009 to $13.5 million in 2011. We believe the incumbent Board’s failure to recognize this deficiency is a function of their finance heavy backgrounds and lack of merchandising expertise on the Board.

Failure to Plan for CEO Succession – The Board has also clearly failed at succession planning. In the case of both Mr. Alexander and Mr. Mazzola, the Board was unprepared for their departures.

WE FEAR THE BOARD WILL STRUGGLE TO FIND QUALIFIED, BEST IN CLASS CEO CANDIDATES UNTIL R. EDWARD ANDERSON IS REMOVED AS EXECUTIVE CHAIRMAN

Given the circumstances of Mr. Mazzola’s departure, we believe few qualified executives will join Citi Trends or want to report to the current Board. We believe the departure of a highly qualified CEO for an apparently lesser role will leave candidates wondering what problems he encountered with the Board and why the Executive Chairman is not being held accountable for his loss.

We Believe the Board Has Compromised Independence and Exercised Poor Judgment

Extended Tenure Clouds Independence – The independent Directors have an average tenure of over seven (7) years with three of the five averaging eleven (11) years, including Lawrence E. Hyatt, who has served on the Board for eleven (11) years. We believe such long-tenure compromises the Directors’ independence and therefore hinder their ability to provide effective oversight.

Macellum Denied Access to Lead Independent Director – Macellum’s repeated requests to speak with John S. Lupo, the Company’s lead independent director, have been denied. It appears to us that this lead independent director role was merely a superficial title, created for optics and was never meant to serve as an independent conduit for stockholders to express their dissatisfaction.

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Excessive Compensation to Mr. Anderson Exemplifies Board’s Lack of Independence and Is Not Aligned to Performance – Mr. Anderson made approximately $12.3 million over the last eleven years while serving in various capacities as CEO, Executive Chairman or Chairman of the Board. Over the same period, stockholders have lost approximately 66% in value, as of March 8, 2017, inclusive of $0.42 per share of dividend payments. In his most recent stint as CEO, from January 2012 to March 2015, Mr. Anderson was compensated $5.8 million, while at the same time, Adjusted EBITDA averaged $24 million, down significantly from the $49 million level achieved in 2010. In addition, during Mr. Anderson’s last full year as CEO (in 2014) he made almost $3.0 million. Yet, the Company generated Adjusted EBITDA of $31 million in 2014, or 47% below the target set by the Board in 2011 when he served as Chairman. Despite this performance, the Board has continued to keep Mr. Anderson at the helm, appointing him again as Executive Chairman in March 2017 upon the departure of Mr. Mazzola. This makes us question whether this Board’s allegiance is to Mr. Anderson rather than to stockholders.

Poor Judgment in Setting Incentive Compensation – We believe the Board has been erratic in setting financial goals for the purposes of incentive compensation. As shown in the table below, the Board has recently overseen a pattern of missed performance goals followed the next year by lower targets required to achieve an incentive compensation bonus. We do not believe the Board is setting incentive compensation plans that promote long-term growth in stockholder value. We would also note that the year Mr. Anderson made almost $3.0 million, the compensation target was just 11%.

Incentive Compensation Targets

 Source: Bloomberg Finance L.P.; Company public filings.

The Current Board Lacks the Appropriate Skill Set to Unlock Value at Citi Trends

Board Is Finance Heavy and Lacks Merchandising Experience – Of the six directors currently serving on the Board, only one member has ever been a merchant and the remaining members have predominately financial backgrounds, including the Company’s two director nominees, R. Edward Anderson and Lawrence Hyatt.

Nominee R. Edward Anderson’s 16 Year Tenure Provides a Lack of Fresh Perspective – Mr. Anderson joined the Company as CEO and a director in 2001 and has no other recent professional experience. He has also never served on another public company board. It is hard to believe in this period of retail upheaval that such narrow experience can bring meaningful, fresh perspective.

Nominee, Lawrence Hyatt, Brings Questionable Value to the Board – Mr. Hyatt has the longest tenure as a Director after Mr. Anderson. His career has been in finance and he has no apparel experience, no merchandising experience and no off-price retailing experience other than serving as a director of Citi Trends. Mr. Hyatt also does not sit on any other public boards which, we believe, severely limits the perspective he can bring to Citi Trends.

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Our Nominees Will Seek to Improve Citi Trends’ Merchandise Strategy, Drive Higher Sales, Margins and EBITDA and Accretively Allocate Capital

In addition to delivering much needed accountability to stockholders, our nominees will work to:

•	Improve the Company’s merchandising strategy – We believe the Company must bring back appropriate brands, bought in-season, at close-out prices back to the Company’s fashion sensitive customers.
•	Improve in-store presentations – We believe there is a significant opportunity to present products in a way that will allow for a better shopping experience and drive higher sales.
•	Introduce a loyalty program to drive higher sales. We believe it is a critical mistake of this Board to not have a loyalty program for customers.
•	Refocus on core products – We believe the Company must refocus its mission on delivering off-price brands as well as value priced, non-branded basic and fashion apparel for the whole family, rather than diluting the Company’s merchandise presentation by investing inventory dollars and valuable floor space in non-core categories.
•	Reallocate resources to improving the Company’s systems – We believe that systems, particularly planning and allocation, are a critical element of any retailer’s ability to succeed and we do not believe this Board has allocated sufficient capital to upgrading its systems. Rather, it appears the Company is slowly building its own solutions rather than quickly installing industry proven technology. The systems are the science behind apparel retailing and when properly used will drive higher sales, quicker inventor turns, a more balanced merchandise assortment and lower mark downs. All of which will result in materially higher EBITDA. Our nominees will push to make this a priority.
•	Increase the Company’s inventory turn – We believe increasing the Company’s inventory turn would free up $50 million of cash. Faster turning merchandise should also lead to lower mark downs and higher merchandise margins. Most importantly, increasing turn will allow the Company to buy more fresh merchandise and deliver newness to its very fashion sensitive customers.
•	Invest in store growth – The Company believes that they can have over 800 stores nationally. We believe that off-price retailers, with natural protection from internet competition and off-mall locations are one of the few categories of retailers that can profitably grow stores. Further, the Company estimates that 80% of their customers do not have credit cards which drives them to shop in stores. We have been disappointed that the Board has vacillated over store growth. We believe this has occurred because the Board lacks confidence in their ability to improve profitability.
•	Encourage share repurchases – We believe it would be prudent to allocate the Company’s excess cash to accretive share repurchases while the Company’s stock price is depressed. The Board’s strategy of waiting until trends are consistently positive, demonstrates to us a lack of confidence in the business and significantly lowers returns for stockholders.
•	Explore strategic alternatives – We believe the Board should explore strategic alternatives, including a possible sale transaction. We are confident that there is an opportunity to increase operating results materially at Citi Trends. However, given the uncertainty caused by the resignation of Mr. Mazzola as CEO, we feel the Company needs to consider exploring a sale. The Company’s unique market position, balance sheet and valuation make it a very accretive acquisition candidate for strategic and financial buyers. We would also observe that two privately held competitors, Gabriel Brothers and Forman Mills were recently acquired by financial buyers at material premiums to where Citi Trends is valued.

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Our Director Nominees Have the Right Mix of Skills and Stockholder Mindset to Drive Positive Change at Citi Trends

Jonathan Duskin, age 49, is the Chief Executive Officer of Macellum Capital Management, LLC, which operates a New York-based pooled investment fund.

•	Stockholder Mindset
o	Macellum is one of the Company’s largest stockholders, beneficially owning approximately 3.9% of the outstanding common stock of the Company.
o	As a direct, stockholder representative, Mr. Duskin’s interests are directly aligned with all other stockholders – to maximize the value of the stock.
•	Significant Public Company Board Experience
o	Currently serves on the board of directors of Christopher & Banks Corporation (CBK)
o	Previously served on the boards of directors of The Wet Seal, Inc. and Whitehall Jewelers Holdings, Inc.
•	Strong Record of Maximizing Value for All Stockholders
o	Macellum launched a successful activist campaign at The Children’s Place. From Macellum’s initial involvement in March 2015, the company experienced a 78% increase in earnings per share and a 104% increase in its stock price. Estimates for 2017 now stand 117% higher than its 2015 results.
o	Macellum consulted behind the scenes with management and the Board at Perry Ellis to effect meaningful change and encourage a sale process. Over the time of Macellum’s active involvement, from May 2014 to December 2014, the stock gained 65% vs the S&P 500 of 7%. It was also reported that the company received two acquisition offers greater than $30 per share, when it had been trading on average at $24 per share.
o	Macellum ran a successful activist campaign at Christopher & Banks Corporation. Through a negotiated settlement, Mr. Duskin, along with three new directors, joined the seven member board in June 2016. After deteriorating results in Q4 2016, Mr. Duskin and the other new directors pushed the Board to re-hire the former CEO, Joel Waller, in January 2017. During Mr. Waller’s prior involvement at CBK, from December 2011 to June 2013, the stock price increased 169% from $2.50 to $6.74.
o	Following a rescue financing Mr. Duskin made at The Wet Seal, Inc. in November 2004 while at Prentice Capital Management, the stock increased from $0.74 per share immediately prior to the time of the investment and peaked over $7.00 per share by December 2006.

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Paul Metcalf, age 56, is currently the owner and principal of BEL Retail Advisors, a business consulting firm that specializes in retail development and strategy.

•	Truly independent director
•	Significant Executive and Merchandising Experience
o	Mr. Metcalf served as the Chief Merchandising Officer and Executive Vice President of Burlington Stores, Inc., where EBITDA expanded from $311 million to $445 million during his tenure. The stock priced increased 275% from its IPO price of $16 billion to over $60 billion when Mr. Metcalf resigned.
o	Served in several executive positions at TJX Companies, Inc., including Senior Vice President, Chief Merchandising Officer, Women’s Apparel and the General Merchandise Manager, Men’s Apparel. Grew the Men’s business, which had lagged for years, 200 BPS above company trend in first two years as GMM.
o	Served in various merchandising positions within the May Department Stores Company.
•	Prior Board Experience
o	Previously served on the board of directors of Gabriel Brothers, Inc.

Stockholders Must Act Now

As significant stockholders of the Company, our interests are directly aligned with yours – to maximize the value of the stock. Given Citi Trends’ deteriorating operating performance, stock price underperformance and inability to find and retain qualified CEOs, under the helm of Mr. Anderson, as the Chairman for the last 11 years, this Board must be held accountable. The status quo is unacceptable and the Board must be reconstituted with truly independent directors that have the right mix of experience, skills and a stockholder mindset to drive long-term value.

We urge you to support our efforts to elect Mr. Jonathan Duskin and Mr. Paul Metcalf to the Board at the Annual Meeting by signing, dating and returning the enclosed WHITE proxy card TODAY. If you have already voted on the Company’s card, a later-dated WHITE proxy card will revoke your previously cast vote. We are confident that if our nominees are elected at the Annual Meeting, they will work hard to maximize value for all stockholders of Citi Trends.

Please act now to protect the value of your investment in Citi Trends and vote the WHITE proxy card TODAY!

If you have any questions on how to vote the WHITE proxy card, please contact our proxy solicitor, Saratoga Proxy Consulting LLC at its address and toll-free numbers listed on the back cover of this letter. Our publicly filed investor materials can also be accessed at www.fixcititrends.com.

Thank you for your support,

Macellum Advisors GP, LLC

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If you have any questions, require assistance in voting your WHITE proxy card,

please contact:

Stockholders call toll free at (888) 368-0379

Email: info@saratogaproxy.com

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